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                                                                   EXHIBIT 99(i)

                      [MORRISON & FOERSTER LLP LETTERHEAD]

                                                  Writer's Direct Contact Number
                                                              202/887-8773

                                October 26, 2005

Meridian Fund, Inc.
60 E. Sir Francis Drake Blvd.
Wood Island, Suite 306
Larkspur, CA 94939

Re:  Shares of Common Stock of Meridian Fund, Inc.

Ladies and Gentlemen:

      We refer to Post-Effective Amendment No. 27 and Amendment 28 to the Registration Statement on Form N-IA (SEC File No. 2-90949; 811-4014) (the "Registration Statement") of Meridian Fund, Inc. (the "Company") relating to the registration of an indefinite number of units of common stock of the Meridian Growth Fund, Meridian Equity Income Fund and the Meridian Value Fund (collectively, the "Shares").

      We have been requested by the Company to furnish this opinion as Exhibit 22(i)(1) to the Registration Statement.

      We have examined documents relating to the organization of the Company and its series and the authorization and issuance of shares of its series. We have examined such records, documents, instruments, certificates of public officials and of the Company, made such inquiries of the Company, and examined such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein. This firm represented the Company in connection with the preparation of the above-referenced Post-Effective Amendment. As part of this representation, we had various conferences and discussions with officers of the Company and its investment advisor. Based on these conferences and discussions, we are not aware of any disclosures contained in such Post-Effective Amendment, which would render it ineligible to become effective pursuant to Rule 485(b).

      Based upon and subject to the foregoing, we are of the opinion that:

      The issuance and sale of the Shares by the Company have been duly and validly authorized by all appropriate action and, assuming delivery by sale or in accord with the Company's dividend reinvestment plan in accordance with the description set forth in the Registration Statement, as amended, the Shares will be validly issued, fully paid and nonassessable.

      We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

      In addition, we hereby consent to the use of our name and to the reference to our firm and to the description of advice rendered by our firm under the caption "Legal Opinions" in the Statement of Additional Information, which is included as part of the Registration Statement.

                                Very truly yours,

                                /s/ Morris & Foerster LLP
                                -------------------------
                                MORRISON & FOERSTER LLP